Exhibit 10.1
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF OHIO
WESTERN DIVISION

In Re Broadwing Inc.	)	Case No. 1:02-CV-00857
ERISA Litigation	)	Judge Michael H. Watson
	)	Magistrate Judge Timothy S. Hogan
STIPULATION AND AGREEMENT OF SETTLEMENT OF ERISA ACTIONS
     This Settlement Agreement (“Agreement”) is made as of February 22, 2006, by and among the following parties (as defined in this Agreement): (1) the Class Representatives Kevin Streckfuss and Kathleen Kurtz and the Plans, by and through Class Counsel; and (2) the Defendants Cincinnati Bell Inc. f/k/a Broadwing Inc., Lawrence J. Bouman, John F. Cassidy, Phillip R. Cox, J. Taylor Crandall, Richard G. Ellenberger, William A. Friedlander, Karen M. Hoguet, James D. Kiggen, Kevin W. Mooney, Mary D. Nelson, and T. Rowe Price; and the “Employees’ Benefit Committee,” by and through their attorneys, pursuant to Rule 23 of the Federal Rules of Civil Procedure and subject to the Court’s approval.
1. RECITALS
     This Agreement resolves the following actions originally filed in 2002 and 2003 in the United States District Court for the Southern District of Ohio against the Defendants asserting claims arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”): Kurtz, et al. v. Broadwing Inc., et al., Case No. C-1-02-857; Streckfuss, et al. v. Broadwing Inc., et al., Case No. C-1-02-865; Fleager, et al. v. Broadwing Inc., et al., Case No. C-1-02-885; Bryant, et al. v. Broadwing Inc., et al., Case No. C-1-03-028; Hughes, et al. v. Broadwing Inc., et al., Case No. C-1-03-188. The Complaints allege that the Defendants breached their fiduciary duties and otherwise violated ERISA by using employer and employee contributions to the Cincinnati Bell Savings and Security Plan and the Cincinnati Bell Retirement Savings Plan to

purchase the common stock of Broadwing Inc. at a time when, according to Plaintiffs, it was an unsuitable and imprudent investment for the Plans.1 Plaintiffs also allege that Defendants violated ERISA by failing to follow the terms of the Plans, and failing to take appropriate actions to protect participants and beneficiaries from losses that resulted from the imprudent acquisition and retention of Broadwing stock by the Plans during the same period. Plaintiffs further allege that Defendants violated ERISA by misrepresenting to Plaintiffs and participants of the Plans the financial status of Broadwing and, consequently, the true value of Broadwing stock. These misrepresentations were alleged to include misleading, inaccurate, and incomplete communications with participants regarding the value of Broadwing stock, and its prudence as an investment for the Plans’ assets, both directly to participants by Defendants, and in plan-related documents, including the summary plan descriptions. The Complaints seek equitable and compensatory relief on behalf of Plaintiffs, the Class Members and the Plans, pursuant to ERISA §§ 409, 502(a)(2), and 502(a)(3), plus attorneys’ fees, expenses, and costs pursuant to the common fund doctrine, ERISA § 502(g)(1), and other law.
     1.1 On November 15, 2004, the Plaintiffs moved for certification of the following class:
All participants and beneficiaries of the Cincinnati Bell, Inc. Savings and Security Plan and the Broadwing Retirement Savings Plan, and any predecessor plan, who held shares or units of the Broadwing, Inc. Common Stock Fund or for whose benefit the Plans held shares of Broadwing common stock at any time from November 9, 1999 to through February 28, 2003 (the “Relevant Period”). Excluded from the Class are the Court, the Defendants, the officers and directors of Broadwing, members of their immediate families, their legal representatives, heirs, successors or assigns, and any entity in which Defendants have had a controlling interest.

[1]	The Plans are currently known as the Cincinnati Bell Savings and Security Plan and the Cincinnati Bell Retirement Savings Plan. For a period of time during the class period, the Retirement Savings Plan was known as the “Broadwing Retirement Savings Plan.”

     1.2 Defendants have denied and continue to deny each of the claims and allegations of wrongdoing in the Complaints. Defendants filed a Motion to Dismiss Complaint and Opposition to Class Certification, all of which remain pending. Defendants have specifically denied and continue to deny, inter alia, the allegations that they breached any fiduciary duties or any other provisions of ERISA in connection with the acquisition or retention of Cincinnati Bell or Broadwing stock by the Plans during the Class Period or at any time, deny that they in any way misrepresented the financial performance of Broadwing or the value of Broadwing stock either directly or indirectly to participants in the Plans, or that they failed to follow the terms of the Plans. Defendants deny that Plaintiffs, the Class, or the Plans are entitled to any relief of any kind.
2. BASIS FOR SETTLEMENT
     2.1 Plaintiffs’ Counsel as defined below have conducted a thorough investigation into Plaintiffs’ claims, the underlying events and transactions alleged in the Complaints, and the operation and administration of the Plans, including interviews with members of the purported Class. Plaintiffs’ Counsel have also reviewed thousands of documents produced by Defendants and third parties through the discovery process, as well as documents obtained from public sources and the files of Plaintiffs and putative class members. Additionally, Plaintiffs’ Counsel have consulted with experts and made a thorough study of the legal principles applicable to the actual and potential claims of Plaintiffs, the Plans, and the Class.
     2.2 Defendants’ Counsel as defined below also have conducted a thorough investigation into Plaintiffs’ claims, the underlying events and transactions alleged in the Complaints, and the operation and administration of the Plans, including interviews with employees of Broadwing. Defendants’ Counsel have reviewed numerous documents and made a thorough study of the legal principles applicable to the actual and potential claims of Plaintiffs, the Plans, and the Class in the Action.

     2.3 The parties, after engaging in discovery, engaged in extensive settlement discussions. The parties to the Action agreed to a settlement, the terms of which are embodied in this Settlement Agreement.
     2.4 Although the Defendants continue to deny all liability with respect to any and all of the claims alleged in the Complaints, the Defendants nevertheless consider it desirable that any and all possible controversies and disputes that arise out of or relate to the matters, transactions, and occurrences referenced in the Complaints and/or related to the Plans and the investment options in the Plans, be conclusively settled and terminated on the terms and conditions set forth below. The Settlement of the Action and the attendant final dismissal of the Complaints will avoid the substantial expense, inconvenience, and risk of continued litigation and will bring the claims and potential claims of Plaintiffs, the Plans, the Plans’ fiduciaries and the Class to an end.
     2.5 Based on Plaintiffs’ investigation and after considering: (a) the substantial benefits that Plaintiffs, the Plans and the members of the Class will receive from the Settlement; (b) the risk of litigation; (c) the likely length of time before final resolution of the claims, including time spent in possible appeals if the Action were not settled; and (d) the desirability of permitting the Settlement to be consummated as provided by the terms of this Agreement, Plaintiffs’ Counsel have concluded that the terms and conditions of the proposed Settlement as set forth in this Agreement are fair, reasonable, and adequate to the Plaintiffs, the Plans and the members of the Settlement Class, and Plaintiffs and Plaintiffs’ Counsel have agreed to settle and compromise the Action pursuant to the terms and provisions of this Agreement, subject to the approval of the Court.

3. SETTLEMENT TERMS
     ACCORDINGLY, THE UNDERSIGNED ATTORNEYS FOR THE PARTIES HEREBY STIPULATE AND AGREE on behalf of their respective clients and the Plans and the Class to settle, to compromise, and to dismiss this Action with prejudice, subject to the approval of the Court, in the manner and on the terms and conditions set forth below.
     In addition to the terms heretofore defined, as used in this Agreement:
     3.1 “Action” means, collectively, the consolidated lawsuits captioned In re Broadwing Inc. ERISA Litigation, Case No. 1:02-CV-00857 (S.D. Ohio).
     3.2 “Administrative Contractors” means the persons or entities engaged by the Administrators, if any, and to whom the Administrators may delegate duties assigned to the Administrators under this Agreement, including, without limitation, duties associated with provision of Notice, calculation of Claims, and preparation and filing of tax-related documents. It is agreed by the parties hereto that neither the Administrators nor the Administrative Contractors are to be deemed agents or representatives of the Defendants or Defendants’ Counsel for any purpose, and that neither Defendants nor Defendants’ Counsel shall bear any responsibility or liability for any act or omission of any Administrator or Administrative Contractor.
     3.3 “Administrative Expenses” means the expenses incurred in the administration of this Agreement, including, without limitation, all expenses or costs associated with providing the Notices described herein and all expenses or costs associated with distribution of the Net Settlement Fund as described in Section 6, below and any fees and expenses charged by the Independent Fiduciary. In addition, all reasonable expenses of the Administrators and the reasonable fees and expenses of the Administrative Contractors that the Administrators engage, shall be included as Administrative Expenses and paid from the Settlement Fund.

     3.4 “Administrators” shall mean the entity appointed and supervised by Plaintiffs and Plaintiffs’ Counsel for administration of the Settlement Fund. They shall serve as the Administrators and trustees of the Settlement Fund and will be deemed to be acting in that capacity when providing Notice pursuant to Section 10, below. “Administrators” shall, as the context requires, also mean “Administrative Contractors.”
     3.5 “Agreement” means the Stipulation and Agreement of Settlement entered herein by the parties.
     3.6 “Attorneys’ Expenses” means the amount awarded by the Court as reimbursement for Plaintiffs’ Counsel’s costs and expenses of litigation, other than costs and expenses authorized as Administrative Expenses.
     3.7 “Attorneys’ Fees” means the amount awarded by the Court as compensation for the services provided by Plaintiffs’ Counsel.
     3.8 “Authorized Claimants” refers collectively to Authorized Former Participant Claimants and Authorized Participant Claimants, as defined herein.
     3.9 “Authorized Former Participant Claimant” means an Authorized Claimant who is a former participant in either or both of the Plans as of the date the Net Settlement Fund is distributed to the Plans.
     3.10 “Authorized Participant Claimant” means an Authorized Claimant who is a participant in one of the Plans as of the date the Net Settlement Fund is distributed to the Plans.
     3.11 “Cincinnati Bell” means Cincinnati Bell Inc. formerly known as Broadwing Inc., and its successors or predecessors.

     3.12 “Cincinnati Bell stock” means the common stock issued by Cincinnati Bell Inc. or Broadwing Inc., their predecessors or successors, and traded on the New York Stock Exchange.
     3.13 “Claimant” means any member of the Class.
     3.14 “Class” or “Settlement Class” means the class to be conditionally certified by the Court consisting of all participants and beneficiaries of the Cincinnati Bell Inc. Savings and Security Plan and the Cincinnati Bell Inc. Retirement Savings Plan (which was known as the Broadwing Inc. Retirement Savings Plan from August 31, 2001 until July 24, 2003) and any predecessor plan, who held shares or units of the Cincinnati Bell Inc. or Broadwing Inc. Common Stock Fund or for whose benefit the Plans held shares of Cincinnati Bell or Broadwing common stock at any time from November 9, 1999 through February 28, 2003 (the “Relevant Period”). Excluded from the Class are the Court, the Defendants, members of their immediate families, their legal representatives, heirs, successors or assigns, and any entity in which Defendants have had a controlling interest.
     3.15 “Class Counsel” or “Plaintiffs’ Counsel” means the firms of Whatley Drake, L.L.C.; Provost Umphrey, LLP; Parry, Deering, Futscher & Sparks; and Ann Lugbill.
     3.16 “Class Period” means the period between November 9, 1999 through February 28, 2003.
     3.17 “Class Representative” and “Plaintiff” means the following persons: Kevin Streckfuss and Kathleen Kurtz.
     3.18 “Code” means the Internal Revenue Code of 1986.
     3.19 “Complaints” means the complaints and amended complaints filed in the lawsuits captioned Kurtz, et al. v. Broadwing Inc., et al., Case No. C-1-02-857; Streckfuss, et al. v. Broadwing Inc., et al., Case No. C-1-02-865; Fleager, et al. v. Broadwing Inc., et al., Case No. C-1-02-885; Bryant, et al. v. Broadwing Inc., et al., Case No. C-1-03-028; Hughes, et al. v. Broadwing Inc., et al., Case No. C-1-03-188.

     3.20 “Defendants” means Cincinnati Bell Inc. f/k/a Broadwing Inc., Lawrence Bouman, John F. Cassidy, Phillip R. Cox, J. Taylor Crandall, Richard G. Ellenberger, William A. Friedlander, Karen M. Hoguet, James D. Kiggen, Kevin W. Mooney, Mary D. Nelson, and the Employees’ Benefit Committee.
     3.21 “Defendants’ Counsel” means the firms of Frost Brown Todd, LLC and Gibson, Dunn & Crutcher LLP for Cincinnati Bell Inc. f/k/a Broadwing Inc., Crandall, Kiggen, Cassidy, Hoguet, Mooney, Bouman, Nelson, Cox, Ellenberger, Friedlander, and Broadwing Employees’ Benefit Committee.
     3.22 “Escrow Agent” means an escrow agent selected by the parties who shall perform the duties as set forth in this Agreement and who will take instructions on attorneys’ fees and costs exclusively from Whatley Drake, to the extent that such directions are in accordance with Orders of the Court.
     3.23 “Final Approval of the Settlement” means the entry of an Order and Final Judgment approving this Agreement and the Settlement pursuant to Rule 23(e) of the Federal Rules of Civil Procedure and the full, final, and favorable determination of any appeals, petitions, motions for reconsideration, or any other proceedings for review or, if no such review proceedings are taken, the expiration of the applicable time to appeal or seek review from such order.
     3.24 “Initial Administrative Expense Payment” means the costs of the Class Notice and other costs relating to the administration of the Settlement.

     3.25 “Net Settlement Fund” means the Settlement Fund plus interest that has accrued thereon, less the Attorneys’ Fees, Attorneys’ Expenses, Administrative Expenses, and the Total Plaintiffs’ Case Contribution Compensation, as defined herein.
     3.26 “Notice” and “Individual Notice” means the Notice of Pendency of Class Action, Proposed Settlement, and Hearing attached to this Agreement as Exhibit A.
     3.27 “Order and Final Judgment” means an order and judgment of the Court approving the Settlement and entry of a final judgment in the form annexed hereto as Exhibit B, or upon terms not materially different from those set forth in Exhibit C.
     3.28 “Person(s)” means a natural person, a corporation, partnership, association, or any other entity.
     3.29 “Plaintiffs’ Case Contribution Compensation” means the amount of Five Thousand Dollars ($5,000.00) or such amount as the Court may determine appropriate, which shall be paid from the Settlement Fund to each Class Representative in recognition of their contributions to the Action.
     3.30 “Plan Account” means the account or accounts established or existing under the Plans designated by the Plan Administrator into which the Net Settlement Fund shall be transferred for distribution and allocation to the Class. Cincinnati Bell Inc. shall take all necessary steps to establish the Plan Account.
     3.31 “Preliminary Approval of Proposed Settlement and Notice” means the date that the Preliminary Approval Order is entered by the Court.
     3.32 “Preliminary Approval Order” means an order, substantially in the form annexed hereto as Exhibit C, or as amended or modified by the Court approving the forms and procedure for providing notice to the Class, conditionally certifying the named Plaintiffs as the representatives of the Class and Plaintiffs’ Counsel as counsel to the Class, establishing a procedure for members of the Class to follow in order to object to the Settlement, and setting a date for a hearing on the approval of the Settlement.

     3.33 “Publication Notice” means the abbreviated form of Notice, attached to this Agreement as Exhibit D, to be published in a Cincinnati area publication mutually agreed upon by Class Counsel and Defendants’ Counsel.
     3.34 “Related Parties” means each of Cincinnati Bell Inc. f/k/a Broadwing Inc.’s and the respective Plans’ past, present, and future directors, officers, fiduciaries, committees, employees, partners, principals, agents, members, independent contractors, registered representatives, underwriters, issuers, insurers, coinsurers, reinsurers, controlling shareholders, attorneys, accountants, auditors, investment bankers, advisors, consultants, trustees, fiduciaries, personal representatives, predecessors, successors, successors-in-interest, parents, subsidiaries, divisions, assigns, spouses, heirs, executors, administrators, associates, related or affiliated entities, and members of their families.
     3.35 “Released Claims” means any and all claims, demands, damages, defenses, rights, liabilities, and causes of action in law or equity whatsoever, known or unknown, matured or unmatured, accrued or unaccrued, fixed or contingent, liquidated or unliquidated, arising under state or federal law or any other source of law, by or on behalf of the Plaintiffs, the Plans, the Plans’ fiduciaries, or any member of the Settlement Class on their own behalf and on behalf of any Persons they represent (including the Plans and their respective spouses, heirs, executors, administrators, past and present partners, officers, directors, agents, attorneys, predecessors, successors and assigns), against any of the Released Persons based upon or arising out of or relating in any way (in whole or in part) to the acquisition, disposition or retention by the

Plaintiffs, the Plans or any members of the Settlement Class of Broadwing or Cincinnati Bell stock during the Class Period, including, but not limited to, claims which relate directly or indirectly to the facts, transactions, events, occurrences, acts, disclosures, statements, omissions, or failures to act which were alleged or could have been alleged in any of the Complaints filed in the Action, or which are based on or arise out of or in any way relate to communications with participants or beneficiaries of the Plans directly or indirectly pertaining to Broadwing or Cincinnati Bell stock. The “Released Claims” also shall include any and all claims by or on behalf of each and every Defendant against Plaintiffs, the Settlement Class, and Class Counsel relating to the institution, prosecution, or settlement of any or all claims asserted in this action including, but not limited to, any action for costs or attorney’s fees as well as for contribution, indemnification, or any other claims relating to payment of the Settlement Fund or any Settlement Claims by the Defendants; Provided, however, that this Agreement shall not be construed to preclude participation by the Plans or any member of the Settlement Class as claimants in the event of a recovery (by settlement or otherwise) by the Plaintiffs in any securities class action case, including In re Broadwing Inc. Securities Litigation, Case No. C-1-02-795, now pending in the United States District Court for the Southern District of Ohio.
     3.36 “Released Persons” means each of the Defendants and all their Related Parties.
     3.37 “Settlement” means the resolution of the Action in the manner and on the terms set forth herein.
     3.38 “Settlement Claim” means the total dollar amount of each Authorized Claimant’s Settlement Claims, as determined in Section 6.2, below.
     3.39 “Settlement Fund” means the sum of Eleven Million U.S. dollars ($11,000,000.00) to be paid by Defendants pursuant to Section 5.1 below.

     3.40 “Total Plaintiffs’ Case Contribution Compensation” means the sum that shall be paid to the named Plaintiffs as Plaintiffs’ Case Contribution Compensation.
4. STIPULATION TO CLASS CERTIFICATION OF THE SETTLEMENT CLASS
     4.1 The parties to this Agreement stipulate and agree that this Action shall proceed as a non-opt out class action pursuant to Fed. R. Civ. P. Rules 23(a)(1)-(4), 23(b)(1), and (b)(2) with Whatley Drake, LLC, Provost Umphrey, LLP, Ann Lugbill, and Parry, Deering, Futscher & Sparks, as Class Counsel, and with a Class and Class Period as defined above.
5. THE SETTLEMENT FUND
     5.1 Within thirty (30) days after the Court enters its Preliminary Approval Order, Defendants shall cause their insurers to deposit with the Escrow Agent in an interest bearing account, pursuant to the terms of the Escrow Agreement, the sum of Eleven Million Dollars $11,000,000.00, which amount will be used to fund the Settlement Fund. Interest earned on the Settlement Fund shall accrue to the benefit of, and be added to, the Settlement Fund. If the funds are not so timely paid, interest at the rate of 6 percent per annum shall accrue to the settlement amount to be paid by Defendants effective on the 31st day following the entry of the Order of Preliminary Approval. If Final Approval of the Settlement does not occur as provided herein, or if a party hereto exercises its right to withdraw from the Agreement, the Eleven Million Dollars in the Escrow Account shall be returned, with all accumulated interest, but less any appropriate expenses incurred, to Federal Insurance Company, within ten (10) days from receipt by the Escrow Agent of notice from Defendants’ Counsel that there has been no Final Approval of the Settlement, or that a party hereto has exercised its rights hereunder to withdraw from the Agreement.

     5.2 Within a reasonable time following receipt of invoices therefor, the Escrow Agent shall pay from the Settlement Fund the costs of the class notice and other costs relating to the administration of the settlement (including the Escrow Agent’s fees and expenses).
     5.3 Within thirty (30) days of the Final Approval of Settlement, the Escrow Agent shall pay to Class Counsel out of the Settlement Fund (subject to the Court’s approval) the Plaintiffs’ Case Contribution Compensation in an amount of $5000.00 for each class representative, or such other amount as may be approved by the Court, which Class Counsel shall remit to the Plaintiffs.
     5.4 Also within thirty (30) days of the Final Approval of Settlement, the Escrow Agent shall pay to Class Counsel out of the Settlement Fund such Attorneys’ Fees and Attorneys’ Expenses of Class Counsel as may be approved by the Court in the Order and Final Judgment.
     5.5 Following the payment of amounts specified in Sections 5.2, 5.3, and 5.4, the Escrow Agent shall pay over the Net Settlement Fund (at the joint written instruction of Class Counsel and Defendants’ Counsel) to the Plans for administration by the Administrators, in accordance with the provisions set forth herein. The Administrators shall deposit the Net Settlement Fund into the Plan Account which shall be allocated as provided in Section 6.
a.	The Administrators shall calculate Settlement Claims, identify Authorized Claimants, and determine allocation of Claims. The Administrators shall be solely responsible for all communications with Authorized Claimants regarding their Claims, and neither Cincinnati Bell nor its agents shall have any responsibility in this regard. Plaintiffs’ Counsel shall direct the Administrators regarding the manner and content of the Administrators’ written or other communications with Authorized Claimants regarding their Claims. In addition, Class members will be instructed in the Notice and Publication Notice to contact Plaintiffs’ Counsel, or an agent designated by them, with any questions regarding the Settlement or Settlement Claims. Neither the Administrators, nor Cincinnati Bell, nor its agents, shall have any responsibility with respect to such questions. The Administrators shall calculate the Claims and identify all Authorized Claimants within thirty (30) days of Preliminary Approval.

b.	Although the Defendants deny any wrongdoing, the parties agree that the payments described above are intended as settlement of breach of fiduciary duty claims for a monetary remedy under ERISA for allegedly lost earnings on assets in the Plans. It is the opinion of Plaintiffs’ Counsel that these payments are properly treated as earnings on Plan assets for all purposes under the Plans.
     5.6 Under no circumstances shall Defendants be required under this Agreement, or the implementation thereof, to pay more than the Settlement Amount of Eleven Million U.S. dollars ($11,000,000.00), plus interest that may have accrued pursuant to Section 5.1. Upon such payment, Defendants’ payment obligations under this Agreement shall be satisfied and fulfilled.
        6. PLAN OF ALLOCATION OF THE NET SETTLEMENT FUND
     6.1 Unless otherwise agreed by the parties, within sixty (60) days after preliminary approval, Cincinnati Bell shall provide the Administrators or their designee with the following information pertaining to the account(s) in the Plans of each member of the Settlement Class as identified and maintained in the records of the Plans:
a.	The Claimant’s name, last known address, and social security number;

b.	The information necessary to make the calculations in Section 6.2 below. If precise data is not readily available, the parties shall meet and confer regarding the data that will be used. This information shall include for each claimant: (a) the account balance in U.S. dollars invested in the Company Shares Fund, Cincinnati Bell stock, or Broadwing stock at the beginning of the Class Period; (b) the dollar value of purchases of Cincinnati Bell stock, Broadwing stock, or shares of the Employer Stock Fund during the Class Period; (c) the dollar value of sales of Cincinnati Bell stock, Broadwing stock, or shares of the Company Stock fund during the Class Period; and (d) the account balance in U.S. dollars invested in Cincinnati Bell stock, Broadwing stock, or the Company Shares Fund as of the end of the Class Period.

c.	Whether the Claimant is a current participant in either Plan as of the most recent date for which such information is reasonably available.
     6.2 Within thirty (30) days of Final Approval, the Administrators shall calculate the Claimants’ Settlement Claims based on the information described in Section 6.1 and according to the following court approved-methodology:
a.	For Participant Claimants, the Administrators shall determine the approximate loss (“Loss”) for each member of the Settlement Class as follows:

Loss = A + B – C – D, where, for each member’s Account:
1.	A = the dollar value, if any, of the balance in Cincinnati Bell or Broadwing stock on the first day of the Settlement Class Period;

2.	B = the dollar value, if any, of all of the purchases of Cincinnati Bell or Broadwing stock during the Settlement Class Period as of the time of purchase(s);

3.	C = the dollar value, if any, of all sales of stock during the Settlement Class Period as of the time of the sale(s); and

4.	D = the dollar value, if any, of Cincinnati Bell or Broadwing stock remaining on the last day of the Settlement Class Period.
b.	For Former Participant Claimants, the Administrators shall determine the approximate loss (“Loss”) for each member of the Settlement Class as follows: Loss = A + B – C – D, where, for each member’s Account:
1.	A = the dollar value, if any, of the balance in Cincinnati Bell or Broadwing stock on the first day of the Settlement Class Period;

2.	B = the dollar value, if any, of all of the purchases of Cincinnati Bell or Broadwing stock during the Settlement Class Period as of the time of purchase(s);

3.	C = the dollar value, if any, of all sales of Cincinnati Bell or Broadwing stock during the Settlement Class Period as of the time of the sale(s); and

4.	D = the dollar value, if any, of Cincinnati Bell or Broadwing stock remaining on the last day of the Settlement Class Period.

5.	Such loss calculation for Former Participant Claimants shall only include those shares that were vested as of the time the Former Participant Claimants’ employment with Cincinnati Bell or Broadwing ended.

c.	The Losses of the Claimants as calculated in Section 6.2(a) and 6.2(b) will be totaled to yield the Loss of the Plan as a whole over the Class Period (the “Plan Loss”).

d.	The Administrators shall calculate for the Account of each Authorized Claimant an amount which is the same percent of the Net Settlement Fund as his Loss bears to the Plan Loss.

e.	Depending upon the manner in which the data is kept and the efficiency with which it can be processed, it may be appropriate to simplify some of the features of these calculations. Such simplifications are acceptable as long as the two basic features of the distribution are preserved: (1) that all members of the Settlement Class receive their share of the Net Settlement Fund based approximately on the decline in the value of Broadwing or Cincinnati Bell stock they held over the Class Period in comparison with the amount held by others; and (2) that the distribution take place through the Plan as an entity so as to maximize the tax advantages of investment in the Plan.
     6.3 Promptly after calculating each Authorized Claimant’s Settlement Claim, the Administrators shall provide to Cincinnati Bell the name, and amount of each Authorized Claimant’s Settlement Claim, together with the total of all such Claims. The same information shall be provided to Class Counsel.
     6.4 Any Claimant who is an Authorized Former Participant Claimant shall have his or her account reinstated in the Plan(s) in which he or she held Cincinnati Bell or Broadwing stock during the Class Period, for the sole purpose of receiving his or her allocation from the Net Settlement Fund.

     6.5 As promptly as possible after deposit of the Net Settlement Fund into the Plan Account pursuant to Section 5.3, the Administrators, or their agents, shall direct the Plan to allocate an amount to each Authorized Participant Claimant’s or Authorized Former Participant Claimant’s Plan account equal to such individual’s Settlement Claim. Such amount shall be allocated to the Authorized Claimant’s contribution source sub-account holding Broadwing stock during the Class Period in accordance with the existing investment elections in effect for such sub-account (except that amounts credited to the Company Shares Fund in the Plans, and all amounts credited to Authorized Former Participant Claimants, shall be invested initially in the Fidelity Managed Income Portfolio II investment option), shall be treated and administered thereafter for all purposes under the Plans as income credited to the Authorized Claimant’s contribution source sub-account under the Plans, and shall thereafter be distributed only in accordance with the applicable provisions of the Plans.
     6.6 The Administrators shall make available to Defendants’ Counsel and Class Counsel any and all summaries, compilations, calculations, or tabulations of the claims and amounts described in this Section 6, upon the request of Defendants’ Counsel, Class Counsel, or the Court.
          7. THE SETTLEMENT FUND AND THE ADMINISTRATORS
     7.1 The Parties shall treat the Settlement Fund as a “qualified settlement fund” within the meaning of the regulations issued under Section 468B of the Internal Revenue Code and any comparable provision of state or local law (collectively, the “Section 468B Regulations”). The Administrator shall be the “administrator” for purposes of the Section 468B Regulations. As such, it shall comply with all of the requirements imposed on administrators by the Section 468B Regulations, including, without limitation, obtaining a taxpayer identification number for the Settlement Fund, preparing and filing all income tax returns and information returns required to be filed by the Settlement Fund and paying all taxes required to be paid by the Settlement Fund. Cincinnati Bell shall be the “transferor” for purposes of the Section 468B Regulations. As such, it shall comply with all of the requirements imposed on transferors by the Section 468B Regulations including, without limitation, delivering to the Administrator a statement that complies with Section 3(e) of the Section 468B Regulations and attaching a copy of that statement to its federal income tax return for the taxable year in which it makes the required payment to the Settlement Fund.
     7.2 Each Authorized Participant Claimant and Authorized Former Participant Claimant shall be solely responsible for the federal, state, and local tax consequences to him, her, or it of the crediting of an allocable share of the Net Settlement Amount to his, her, or its Plan account pursuant to Section 6.5 of this Agreement.
     7.3 The Administrators may resign by sixty (60) days written notice to the Court. The Administrators may be removed by the Plaintiffs, acting through Plaintiffs’ Counsel, at anytime. In the event of the removal or resignation of the Administrators, the Plaintiffs, acting through Plaintiffs’ Counsel, may appoint successor Administrators. Upon executing a written acceptance of an executed copy of this Agreement, and on the settlement of the accounts and discharge of the prior Administrators, the successor Administrators shall have, without further act on the part of anyone, all the duties, powers, functions, immunities, and discretion granted to the original Administrators. Any Administrators who are replaced, by reason other than death, shall execute all instruments and do all acts that may be necessary or that may be ordered or requested in writing by Plaintiffs acting through Plaintiffs’ counsel or the Court or by any successor Administrators to transfer administrative powers over the Settlement Fund to the successor Administrators. The appointment of successor Administrators, if any, shall not under any circumstances require the Defendants to make any further payment of any nature into the Settlement Fund or otherwise. All notices hereunder, including notices of resignation or removal of the Administrators, must be in writing and directed to the Court, the Administrators, and the Defendants’ Counsel.
     7.4 The Administrators and, if necessary, the Administrators’ Contractors, shall in any event remain available and engaged to respond to inquiries from members of the Settlement Class regarding their Claims or any other aspect of this Agreement for one year after the Final Approval Order/Opinion, or six months after the Net Settlement Fund is first distributed to all Authorized Claimants, whichever is later.
     7.5 The parties may apply to the Court to alter or amend the settlement administration terms of this Agreement at any time, or from time to time, provided, however, that no such amendment or modification shall in any way affect: (a) the purposes of the Settlement Fund; (b) the Court’s jurisdiction over the parties; (c) the powers, duties, and liabilities of the Administrators under this Agreement; (d) the total amount of money the Defendants are required to pay into the Fund; or (e) any material term of the Agreement.
          8. SUBMISSION TO JURISDICTION OF COURT
     8.1 Each and every member of the Settlement Class and each and every Defendant submits to the jurisdiction of the Court and will be bound by the terms of this Agreement, including, without limitation, any and all releases, conditioned on the Final Approval of the Settlement and subject to their right to object, as well as any other order of the Court including, without limitation, the Order and Final Judgment barring further litigation against any of the Released Persons on the Released Claims.

     8.2 Each Claimant specifically and personally submits to the jurisdiction of the Court. Any and all disputes relating to Claims that are not satisfactorily resolved by the Administrators shall be submitted to the Court for final resolution. The parties agree to final adjudication of all such claims by the U.S. District Court Magistrate Judge.
          9. NOTICE TO MEMBERS OF THE SETTLEMENT CLASS
     9.1 The Administrators shall send the Individual Notice by first-class mail, postage prepaid, to the address of each member of the Settlement Class, at the last address known to the Plans, or such other addresses as may be available, within thirty (30) days after entry of the Preliminary Approval Order. The Administrators shall also cause the Publication Notice, which shall be an abbreviated form of the Notice that adequately informs the Settlement Class of the details of the Settlement and their right to object thereto, to be published in the Cincinnati Enquirer and Cincinnati Post or some other publication mutually agreed upon by Class Counsel and Defendants’ Counsel and approved by the Court. Class Counsel shall establish and maintain a website to inform class members of the settlement for a minimum period of one year following the date of the Final Approval Order. The costs and expenses associated with the Publication Notice, the Notice, and reasonable efforts by the Administrators to identify addresses for members of the Settlement Class, shall be an Administrative Expense in accordance with Section 5, above. Plaintiffs’ Counsel may also post the Notices (Exhibits A and D) on their websites.
          10. PROCEDURE FOR APPROVAL OF SETTLEMENT
     10.1 No later than ten (10) days after execution of this Agreement, Class Counsel shall file a motion with the Court seeking immediate entry of the Preliminary Approval Order and, after Notice is given to the Settlement Class, a hearing will be held by the Court pursuant to Rule 23 of the Federal Rules of Civil Procedure on the fairness of the Settlement to the Class (“Settlement Fairness Hearing”) and entry of the Order and Final Judgment approving the settlement.

     10.2 The Preliminary Approval Order proposed by the parties and submitted with Class Counsel’s motion for approval of the settlement shall:
a.	Give preliminary approval to this Agreement;

b.	Certify the Settlement Class for settlement purposes pursuant to Rule 23(a) and b(1) and b(2) of the Federal Rules of Civil Procedure;

c.	Approve the form of the Individual Notice and direct the Administrators to mail the Notice to each potential member of the Settlement Class, and publish within sixty (60) days of the entry of the Preliminary Approval Order the Publication Notice in the Cincinnati Enquirer and the Cincinnati Post or another publication mutually agreed upon by Class Counsel and Defendants’ Counsel;

d.	Set a briefing schedule and a date and time for the Settlement Fairness Hearing to determine whether the Agreement is fair, reasonable, and adequate to the members of the Settlement Class, to determine Plaintiffs’ Counsel’s Attorneys’ Fees and Expenses, and to consider whether the Court should enter an Order and Final Judgment;

e.	Set a deadline by which all objections to the Settlement must be made;

f.	Stay all other proceedings in the Action until further order of the Court and enjoin the filing or prosecution by any Class members of any actions based on or in any way related to the Released Claims until the Settlement Fairness Hearing and the rulings on the proposed Agreement; and

g.	Determine pursuant to Rule 23(c)(2) of the Federal Rules of Civil Procedure that the Notices constitute the best notice practicable under the circumstances and due and sufficient notice of the hearing and the rights of the members of the Settlement Class as to all Persons entitled to those Notices.
     10.3 No later than five (5) business days after an Order of Preliminary Approval of the Settlement, the Plaintiffs shall submit the Agreement and accompanying Exhibits to the U.S. Department of Labor (“DOL”) with a notice of the date and time of the Settlement Fairness Hearing.
     10.4 The named fiduciaries of the respective Plans shall select, subject to the approval of Class Counsel, an Independent Fiduciary, to whom they shall delegate the authority to review the Settlement of this action on behalf of the Plans and, if appropriate, approve the Settlement, and execute a Release, as provided herein, on behalf of the Plans. The Independent Fiduciary shall make all reasonable and appropriate efforts to determine whether or not to approve the Settlement at least fourteen (14) days before the deadline in the Preliminary Approval Order for Class members to file objections to the settlement. Approval of the Settlement by the Independent Fiduciary shall be made in accordance with DOL Prohibited Transaction Class Exemption 2003-39. The fees of such Independent Fiduciary shall be paid from the Settlement Fund, and Defendants shall have no obligation to do so. If the Independent Fiduciary disapproves or otherwise does not authorize the Settlement as set forth in this paragraph prior to the Settlement Fairness Hearing, then the Defendants shall have the option to waive this condition, such option to be exercised in writing within the earlier of (i) ten (10) days of the Defendants’ Counsels’ receipt of the Independent Fiduciary’s written determination, or (ii) ten (10) days prior to (a) the date set for the Settlement Fairness Hearing, or (b) such later date to which the Court may, in its discretion, continue the Settlement Fairness Hearing. If the Independent Fiduciary has not rendered a written report regarding the Settlement by the eleventh day prior to the date set for the Settlement Fairness Hearing, the Defendants may ask the Court to continue the Settlement Fairness Hearing to allow the Independent Fiduciary to complete its assessment of the Settlement. If the Defendants elect not to waive this condition, then this Settlement Agreement shall terminate and become null and void and the provisions of Paragraph 12.8 shall apply.
     10.5 The Order and Final Judgment proposed by the parties and submitted with the motion for approval of the Settlement shall:
a.	Approve this Agreement and Settlement as a fair, reasonable, and adequate settlement, pursuant to Rule 23 of the Federal Rules of Civil Procedure, and compromise of this Action, and direct payment of the Settlement Fund and compliance with all other terms of this Agreement;

b.	Dismiss the Complaints and the Actions against each of the Defendants with prejudice on the merits and without costs to any party;

c.	Terminate any and all of the Released Claims;

d.	Terminate any and all rights of the Defendants for reimbursement of their attorneys’ fees in the Action;

e.	Bar and enjoin any action against Defendants and their related parties, Defendants’ Counsel, any member of the Settlement Class, or Class Counsel based on the amount of any Settlement Claim issued pursuant to the Plan of Allocation approved in the Final Approval of the Settlement;

f.	Direct that each party shall bear its own costs to the extent not allocated in this Agreement;

g.	Reserve jurisdiction over this Action and over any and all further proceedings concerning the administration and consummation of the Settlement and reimbursement of Administrative Expenses, to the extent any party deems necessary;

h.	Permanently bar and enjoin the Plaintiffs, the Plans, all members of the Settlement Class and any other party from the institution or prosecution, either directly, indirectly, or in a representative capacity, of any other action in any court asserting any Released Claim against any Released Person; and

i.	Contain such other and further provisions consistent with the terms of this Agreement as the Court may deem advisable and appropriate.
     11. PLAINTIFFS’ COUNSEL’S ATTORNEYS’ FEES AND EXPENSES
     11.1 Plaintiffs’ Counsel shall receive Attorneys’ Fees and Expenses as awarded by the Court. The Attorneys’ Fees and Expenses shall be paid to Plaintiffs’ Counsel from the Settlement Fund within thirty (30) days following the Final Approval of the Settlement. Plaintiffs’ Counsel shall be solely responsible for allocating attorneys’ fees among co-counsel, and Defendants shall bear no responsibility for this allocation and shall not be subject to suit under this Agreement or otherwise for the same. Defendants will not object to or oppose Class Counsel’s application for an award of reasonable Attorneys’ Fees and Expenses and shall take no position on the amount of such fees and expenses sought by Plaintiffs or awarded by the Court. It is agreed that the allowance or disallowance (in whole or in part) by the Court of any application by Plaintiffs’ Counsel for an award of fees or expenses is not a term or condition of the settlement set forth in this Agreement, and any order or proceedings relating thereto, or any appeal from any such order, shall not operate to terminate or cancel this Agreement.
12. RELEASE OF CLAIMS
     12.1 Upon Final Approval of the Settlement, the Plaintiffs, the Plans, through their respective Independent Fiduciaries, and all members of the Settlement Class shall be deemed to have, and by operation of the Order and Final Judgment shall have, fully, finally, and forever released and shall be forever barred from the prosecution of any and all Released Claims against any and all of the Released Persons.
     12.2 Upon Final Approval of the Settlement, Defendants shall be deemed to have, and by operation of the Order and Final Judgment shall have, fully, finally, and forever released, and are forever barred from the prosecution of, any and all rights for reimbursement of attorneys’ fees or costs incurred in connection with the Actions, as against the Plaintiffs, Plaintiffs’ Counsel, and all members of the Settlement Class.
     12.3 The Release of Claims set forth in this Agreement shall have no effect on any monetary relief that is or could be sought or recovered in any Securities Action which may result in recovery, and under no circumstances shall the Settlement Fund or any Settlement Claim be applied as a set-off or credit against any judgment, recovery, or settlement obtained in the Securities Action. Provided, however, that if the amount recovered in the Securities Action by the Plans or any member of the Settlement Class when added to any amounts recovered pursuant to this Settlement Agreement is in excess of the actual losses sustained by the Plans or such member as adjudicated or determined in the Securities Action then the amounts recovered by the Plans or any member of the Settlement Class under this Settlement Agreement shall be set-off against such recovery so that in no circumstances shall the Plans or the member recover more than the actual loss adjudicated or determined in the Securities Action.
     12.4 The Release of Claims set forth in this Agreement shall have no effect on the obligations set forth in and required by the Agreement. The Release of Claims granted in this Agreement shall be effective as a bar to any and all currently unsuspected, unknown, or partially known claims within the scope of the express terms and provisions of the Release set forth in this Section, and Sections 3.35 and 3.36.
     12.5 This Agreement shall in no event be construed as or be deemed evidence of an admission or a concession on the part of any party with respect to any claim, fault, liability, or damage whatsoever. The Defendants deny any and all wrongdoing of any kind whatsoever and do not concede any infirmity in the defenses to the Action that the Defendants have asserted or intend to assert. The Defendants enter into this Agreement in order to avoid further expense, inconvenience, risk, and delay and to dispose of expensive, burdensome, and likely protracted litigation. The Plaintiffs, the Plans and the Settlement Class also do not concede any infirmity in any of their claims against Defendants and enter into this Settlement Agreement in order to avoid further expense, inconvenience, risk, and delay and to dispose of expensive, burdensome, and likely protracted litigation.
     12.6 This Agreement, whether or not consummated, and any proceedings taken pursuant to this Agreement, shall not be construed as, or deemed to be evidence of, any presumption, concession, or admission by any of the parties of: (a) the truth of any fact alleged by Plaintiffs or denial alleged by Defendants; (b) the validity of any claim or defense that has been or could have been asserted in the Action; (c) the existence or non-existence of any liability, breach of duty, prohibited transaction, violation of law, fault, wrongdoing, or other wrongful act of any of the Defendants; (d) or as evidence, a presumption, a concession, or an admission of any infirmity in any claim or defense of any of the parties.
     12.7 Plaintiffs and Defendants shall each have the right to terminate this Agreement by providing written notice of their election to do so to all of the other parties hereto in the event that (a) the Court declines to enter the Preliminary Approval Order or declines to enter some other substantially similar order containing or incorporating the terms herein; (b) the Court declines to enter the Order and Final Judgment or some other substantially similar order consistent with the terms herein; or (c) the Order and Final Judgment approving settlement is modified or reversed in any material respect on appeal, reconsideration, or rehearing (provided, however, that any modification or reversal as to Plaintiffs’ Counsel’s Attorneys’ Fees or Expenses shall not be deemed material for purposes of this paragraph). The parties agree that they will negotiate in good faith to preserve this Agreement prior to exercising their rights of termination under this paragraph. The Defendants’ right to terminate this agreement pursuant to Section 10.4 is separate and independent from this Section.
     12.8 In the event this Agreement is terminated, it shall become null and void and of no further force and effect, the parties shall be deemed to have reverted to their respective status and positions as of the date immediately before the date of the execution hereof, and the parties shall proceed in all respects as if this Agreement had not been executed. If the Agreement is terminated, under no circumstances shall Plaintiffs, Class Counsel, or the Administrators be required to reimburse Defendants for Administrative Expenses already incurred as of the date of termination.

          13. COOPERATION OF THE PARTIES AND THEIR COUNSEL
     13.1 The parties and their counsel agree to cooperate fully with one another to request Court approval of this Agreement, and to use their best efforts to effect and consummate the terms of this Agreement and the Settlement.
     13.2 The parties will cooperate to ensure that information they cause to disseminate in the media will be accurate, truthful and non-disparaging of any parties, Class members, or counsel for the parties. In order to assist in providing accurate information to the Class members, counsel for the parties will endeavor to provide a copy of any proposed written press releases to Counsel for the opposing parties for review and comment prior to dissemination. The foregoing sentence shall not apply to any public statement accompanying any filing required by the securities law.
14. GENERAL PROVISIONS
     14.1 This Agreement incorporates by reference all Exhibits attached to it.
     14.2 This Agreement and the attached Exhibits A through D, incorporated herein by reference, constitute the entire agreement of the parties and may not be modified or amended except by a writing signed by all parties.
     14.3 The captions to this Agreement appear for the purpose of convenience only and have no legal effect.
     14.4 Administration and consummation of the terms of this Agreement shall take place under the supervision and authority of the Court, and all parties hereto expressly consent to the jurisdiction of the Court for such purposes.
     14.5 The parties to this Agreement may execute this Agreement in any number of counterparts and on separate counterparts, each of which shall constitute an original, but all counterparts together shall constitute one and the same document.

     14.6 Except insofar as federal law is controlling, this Agreement and all documents necessary to effect this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.
     14.7 Should any provision of this Agreement require judicial interpretation, the parties agree that the Court or other adjudicating body shall not apply a presumption that the terms be more strictly construed against the party who prepared same, it being agreed that all parties collectively participated in the negotiation and preparation of this Agreement.
     14.8 The parties intend this Settlement to be a final and complete resolution of all disputes between them with respect to the Action.
     14.9 Any notice required or desired to be given to any of the parties to this Agreement shall be delivered by hand delivery, overnight mail, electronic mail (“e-mail”), or facsimile transmission addressed as set forth in Exhibit A, or addressed as may otherwise be designated by any party by written notice to the other parties.
     14.10 Any and all statutes of limitations, statutes of repose, and/or their defenses based upon the passage of time applicable to Plaintiffs’ claims against Defendants shall be tolled for the period from the oral notice to the Court on November 21, 2005 of the tentative proposed settlement to the earlier of the date the Order and Final Judgment is entered or the termination of this Agreement.
     14.11 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     14.12 The undersigned are duly authorized to execute this Agreement on behalf of the parties they represent.

     WHEREFORE, the parties stipulate and agree that they will move the Court to enter an order in the form of the Preliminary Approval Order, attached hereto as Exhibit C, and schedule a hearing on approval of this Settlement under the terms and conditions herein described on the first available date at least 60 days after entry of the Preliminary Approval Order.
For Plaintiffs:

Joe R. Whatley, Jr.
Glen M. Connor
Whatley Drake, LLC
Post Office Box 10647
Birmingham, Alabama 35202-0647
(205) 328-9576; (205) 328-9669 (fax)
Plaintiffs= Co-Lead Counsel
Counsel for Plaintiff Bryant

Willie Briscoe
Provost Umphrey, LLP
3232 McKinney Ave., Suite 700
Dallas, Texas 75204
214-744-3000; 214-744-3015 (fax)
wbriscoe@provostumphrey.com
Co-Lead Counsel for Plaintiffs

James D. Baskin
The Baskin Law Firm
300 West 6th Street, Suite 1950
Austin, Texas 78701
512-381-6300; 512-322-9280 (fax)
jbaskin@baskin.com;
Counsel for Plaintiffs

David A. Futscher
Parry Deering Futscher & Sparks
411 Garrard Street, Box 2618
Covington, Kentucky 41012
859-291-9000; 859-291-9300 (fax); dfutscher@pdfslaw.com
Co-Lead Counsel for Plaintiffs

Ann Lugbill
2406 Auburn Avenue
Cincinnati, Ohio 45219
(513) 784-1280
Fax (513) 784-1449
alugbill@choice.net
For Defendants:

William J. Kilberg
Paul Blankenstein
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5306

Douglas Edward Hart
Frost Brown Todd LLC
2200 PNC Center
201 E 5th Street
Cincinnati, OH 45202-4182
513-651-6800; 513-651-6981 (fax); dhart@fbtlaw.com
Counsel for Defendants Broadwing Inc., Crandall, Kiggen, Cassidy, Hoguet, Mooney, Bouman, Nelson, Cox, Ellenberger, Friedlander, and Broadwing Employee Benefit Committee

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